Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 8, 2008, among PAETEC Holding Corp., a Delaware corporation (the “Company”), McLeodUSA Incorporated, a Delaware corporation, McLeodUSA Holdings, Inc., a Delaware corporation, McLeodUSA Information Services, Inc., a Delaware corporation, McLeodUSA Network Services, Inc., an Iowa corporation, McLeodUSA Purchasing, L.L.C., an Iowa limited liability company, and McLeodUSA Telecommunications Services, Inc., an Iowa corporation, each a subsidiary of the Company (collectively, the “New Guarantors”), and The Bank of New York, as trustee under the indenture referred to below (the “Trustee”);

RECITALS

WHEREAS, the Company and certain of its Subsidiary Guarantors have heretofore executed and delivered to the Trustee an Indenture, dated as of July 10, 2007 (as amended by the First Supplemental Indenture referred to below, the “Indenture”), providing for the issuance of an aggregate principal amount of up to $300 million of the Company’s 9.5% Senior Notes due 2015 (the “Notes”) and Subsidiary Guarantees of the Notes by the Subsidiary Guarantors, and the Company and other Subsidiary Guarantors have heretofore executed and delivered to the Trustee a First Supplemental Indenture, dated as of September 25, 2007 (the “First Supplemental Indenture”), providing for Subsidiary Guarantees of the Notes by the Subsidiaries party thereto;

WHEREAS, Section 4.19 and Section 10.03 of the Indenture provide that the Company is required to use commercially reasonable efforts to cause its current and future Restricted Subsidiaries that are eligible to be Subsidiary Guarantors under the definition thereof in the Indenture to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiaries shall, jointly and severally with the other Subsidiary Guarantors, fully and unconditionally guarantee the payment and performance of the Notes and the other obligations set forth in Section 10.01 of the Indenture, subject to Article Ten of the Indenture;

WHEREAS, the New Guarantors are Restricted Subsidiaries and are eligible to guarantee the Notes;

WHEREAS, this Supplemental Indenture executed pursuant to Section 4.19 and Section 10.03 of the Indenture shall evidence the Subsidiary Guarantees of the New Guarantors set forth in Section 10.01 of the Indenture; and

WHEREAS, pursuant to Section 4.19, Section 9.01 and Section 10.03 of the Indenture, the Trustee, the Company and the New Guarantors are authorized or permitted to execute and deliver this Supplemental Indenture and the New Guarantors are authorized or permitted to execute and deliver the Subsidiary Guarantees;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used in this Supplemental Indenture (including the recitals hereto) without definition shall have the meanings set forth in the Indenture.

2. Agreement to Guarantee. Subject to Article Ten of the Indenture, each New Guarantor hereby agrees, jointly and severally with the other Subsidiary Guarantors, to guarantee fully and unconditionally to each Holder of a Note and to the Trustee and its successors and assigns the payment and performance of the Notes and the other obligations set forth in Section 10.01 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes. Each New Guarantor acknowledges and agrees, pursuant to Section 10.03 of the Indenture, that, upon its execution and delivery of this Supplemental Indenture, such New Guarantor shall be deemed to be a Subsidiary Guarantor for all purposes of the Indenture (including, without limitation, for purposes of Article Ten thereof).

3. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Trustee’s Disclaimer. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture. The recitals and the statements herein are deemed to be those of the Company and the New Guarantors and not of the Trustee.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE COMPANY, THE NEW GUARANTORS AND THE TRUSTEE AGREE TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

6. Successors. All agreements of the New Guarantors in this Supplemental Indenture shall bind their respective successors.

7. Counterparts. This Supplemental Indenture may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction of any terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

THE NEW GUARANTORS

MCLEODUSA INCORPORATED

By:	/s/ Charles E. Sieving
Name:	Charles E. Sieving
Title:	Vice President and Secretary

MCLEODUSA INFORMATION SERVICES, INC.

By:	/s/ Charles E. Sieving
Name:	Charles E. Sieving
Title:	Vice President and Secretary

MCLEODUSA NETWORK SERVICES, INC.

By:	/s/ Charles E. Sieving
Name:	Charles E. Sieving
Title:	Vice President and Secretary

MCLEODUSA PURCHASING, L.L.C.

By:	/s/ Charles E. Sieving
Name:	Charles E. Sieving
Title:	Vice President and Secretary

MCLEODUSA TELECOMMUNICATIONS SERVICES, INC.

By:	/s/ Charles E. Sieving
Name:	Charles E. Sieving
Title:	Vice President and Secretary

MCLEODUSA HOLDINGS, INC.

By:	/s/ Charles E. Sieving
Name:	Charles E. Sieving
Title:	Vice President and Secretary

THE COMPANY

PAETEC HOLDING CORP.

By:	/s/ Charles E. Sieving
Name:	Charles E. Sieving
Title:	Executive Vice President, General Counsel and Secretary

THE BANK OF NEW YORK, as Trustee

By:	/s/ Cheryl L. Clarke
Name:	Cheryl L. Clarke
Title:	Vice President